Exhibit 10(ff)

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 12th day of September, 2011 by and between Terry Maxwell, a natural person resident in Trousdale County, TN and his heirs, assigns, executors, agents and representatives ( the “Executive”) on the one side, and Cracker Barrel Old Country Store, Inc. (together with its subsidiaries and affiliates hereinafter referred to as “CBRL”) on the other;

WITNESSETH:

WHEREAS, Executive has been employed as the Senior Vice-President -Retail of CBRL; and

WHEREAS, Executive is eligible to retire and receive benefits under various compensation programs of CBRL; and

WHEREAS, the Executive has indicated his desire to retire and leave all officer positions with CBRL, effective January 27, 2012 (the “Employment Termination Date”), and

WHEREAS, CBRL wishes to secure Executive’s continuing services for a period of time following the Employment Termination Date and to provide certain other benefits to Executive in view of his long service to CBRL and its subsidiaries; and

WHEREAS, Executive and CBRL are parties to that certain Change in Control Agreement (the “Retention Agreement”), dated as of August 14, 2006; and

WHEREAS, it is the desire of CBRL and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive’s retirement and resignation as an officer of CBRL, (ii) the termination of the Retention Agreement; (iii) the terms under which Executive will act as a consultant to CBRL following the Employment Termination Date; and (iv) the Executive’s release of claims, all upon the terms set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.             Termination of Employment and Retention Agreement. The Executive shall resign his position as Senior Vice President – Retail and any other position that he may hold with CBRL effective as of the Employment Termination Date.  The Executive’s employment with CBRL will continue until the close of business on the Employment Termination Date.  Until such time, Executive will continue to perform services in accordance with his position and responsibilities and he will continue to be paid the monthly equivalent of his current annual salary, on a semi-monthly basis, until the Employment Termination Date.  Upon the Employment Termination date, Executive will resign his employment and his employment with CBRL shall terminate. The Retention Agreement shall terminate on the Employment Termination Date and neither CBRL nor the Executive shall have any further rights or obligations thereunder. Following the Employment Termination Date, the respective rights and obligations of the parties shall be governed by the terms of this Agreement; provided, however, that notwithstanding the foregoing, in the event Executive, prior to the Employment Termination Date becomes eligible for benefits pursuant to Section 3 of the Retention Agreement, then this Agreement shall not become effective and Executive shall receive only the benefits provided by the Retention Agreement.

2.             Consulting; Cooperation. For a period from January 27, 2012 through and including May 31, 2013 (or such earlier date if CBRL terminates the consulting relationship as set forth below; the “Consulting Term”) CBRL and Executive agree that he will serve as a consultant to CBRL on special projects as requested by CBRL in all matters related to his prior employment with CBRL. Executive shall provide up to ten (10) days per month during the Consulting Term of consultation/meetings with respect to such matters. These time requirements are non-cumulative and shall be reasonably convenient to Executive’s schedule, as determined in good faith by Executive. If Executive is requested to provide more consultation/meetings than the time specified during any month of the Consulting Term, Executive may agree to do so upon such terms as the parties agree; however, Executive shall have no obligation in this regard. If Executive fails or refuses to provide the consulting services provided in this Section 2, CBRL may terminate the consulting arrangement; provided, however, that notwithstanding the forgoing, CBRL shall not be entitled to terminate the consulting arrangement: (a) if such failure is due to the death or disability of the Executive; or (b) in any situation other than death or disability, unless CBRL shall first have given Executive five (5) business days prior notice (which notice shall describe the failure or refusal of Executive) and Executive shall not cure such failure or refusal during said five (5) business day period. For purposes of this Agreement, “disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by CBRL and which covers employees of CBRL or (iii) is determined to be totally disabled by the Social Security Administration.

3.             Payments and Benefits. Provided that the Executive has executed and delivered to CBRL on or prior to the Employment Termination Date, and has not revoked during the seven day revocation period following the Employment Termination Date (“the Revocation Period”), the general release referred to in Section 9 hereof and attached hereto as Attachment A (the “Release”), CBRL shall make the payments and provide the benefits set forth in this Section 3.

(a)
Subject to early termination or acceleration pursuant to Section 10, CBRL will pay Executive at the rate of $15,011.58, semi-monthly, for sixteen (16) consecutive months, in accordance with CBRL’s regular payroll policies with such payments commencing on the first regularly scheduled pay period which occurs after the expiration of the Revocation Period. In the event of the death or disability of Executive, the foregoing payments will continue to be made to Executive’s estate, heirs, or conservator, as applicable. CBRL will have the right to deduct from compensation payable to Executive under this Agreement, social security taxes, and all federal, state, and municipal taxes and charges as may now be in effect and that may be enacted or required after the effective date of this Agreement as charges on the compensation of Executive. CBRL will be responsible for the payment of any employer matching amounts of such taxes.

(b)
Throughout the course of his employment, Executive has received awards under various equity plans (collectively, the “Equity Awards”).  Executive and CBRL agree that to the extent there are such Equity Awards which are currently scheduled to vest in 2012 (during the Consulting Term), such Equity Awards shall continue to vest as set forth in Attachment B and shall become payable or exercisable in accordance with the terms of the applicable plans, provided Executive continues to provide the services described in Section 2 throughout the Consulting Term.

(c)
Until the earlier of: (i) the end of the Consulting Term or (ii) Executive’s obtaining other employment at which he receives health insurance benefits irrespective of their scope and coverage, CBRL, subject to Executive’s payment of contributions applicable to plan participants, shall continue to provide all group health and life insurance benefits for Executive and his dependents at the same level as for other CBRL senior level executives. Afterwards, CBRL will have no obligation to provide further life insurance benefits, but upon payment of the appropriate premiums, Executive will have the right to continue his participation in CBRL’s group health coverage plan under the applicable COBRA regulations. Executive shall not be entitled to any other benefits as a consultant to CBRL.

(d)
Executive will be paid any bonus earned under the CBRL FY2012 Annual Bonus Plan (“ABP”), in accordance with the terms of, and at the time specified in, the ABP, prorating, for purposes of service under the ABP, Executive’s Employment through the Employment Termination Date. Executive’s services as a Consultant pursuant to Section 2 of this Agreement shall not count in the determination of any employment or service requirement for an award under the ABP.

(e)
CBRL shall reimburse Executive for his reasonable out-of-pocket expenses in connection with his activities and the services that he is requested to perform under Section 2; provided that the request for reimbursement of such expenses is accompanied by documentation satisfactory to CBRL and, provided further, that any expense in excess of $500.00 must be approved in advance in writing by CBRL.

(f)
CBRL shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with CBRL, and all applicable federal employment taxes.

4.             Application of Code Section 409A.

(a)
CBRL shall report all payments and other benefits paid or provided pursuant to Section 2 and Section 3 of this Agreement to the extent required by, and in accordance with, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that CBRL or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive hereunder would result in the application of Section 409A, CBRL shall, in consultation with the Executive, modify the Agreement to the extent possible and in the least restrictive manner reasonably available in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive. Notwithstanding the foregoing, under no circumstance shall CBRL be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A.

(b)
It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary herein, if it is determined (i) that on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or at such other time that CBRL determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of CBRL, and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  Any payments delayed pursuant to this Section 4(b) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death.  It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code.  In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.

(c)
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement (including any reimbursements under Section 3(e) hereof) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, such payments shall be made in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including  (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(d)
Except for any disgorgement or forfeiture of benefits provided for under this  Agreement, including Section 10(a) herein, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(e)
For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by CBRL in its sole discretion.

(f)
By accepting this Agreement, Executive hereby agrees and acknowledges that CBRL does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Executive hereunder.  Further, by the acceptance of this Agreement, Executive acknowledges that (i) Executive has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Executive hereunder, (ii) Executive retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Executive hereunder and (iii) CBRL shall not indemnify or otherwise compensate Executive for any violation of Section 409A of the Code that my occur in connection with this Agreement.

5.            Acknowledgment. Executive agrees that none of CBRL or any of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) has breached any oral or written contract that may have existed between Executive and CBRL or any member of the Company Group with respect to his employment or termination of employment nor has any of CBRL or any member of the Company Group, violated any law, statute, rule regulation or ordinance of any governmental authority relating to Executive’s employment. Executive acknowledges that the payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of either CBRL or any member of the Company Group. Executive further acknowledges and agrees that the payments and other benefits being received by him pursuant to this Agreement are in lieu of and satisfy any claim that he might have had under the Retention Agreement or any other CBRL policy or practice. Executive understands that the release provided for in this Agreement extends to all of the aforementioned claims and potential claims which arose on or before the date of the execution of this Agreement and that may arise on or before the Employment Termination Date, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgement and release constitute essential terms of this Agreement. Executive understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

6.             Reinstatement. Executive hereby waives any right or claim he may have to employment, re-instatement, re-assignment or re-employment with CBRL or the Company Group other than the consulting arrangement described and set forth in Section 2 of this Agreement. Executive acknowledges and agrees that he has no right to be retained beyond the Consulting Term and CBRL is retaining him for a discrete and limited engagement. Executive’s acknowledgement and agreement as to these matters are material inducements for CBRL’s making certain other of its agreements including, without limitation, the payments in Section 3.

7.             Publicity; No Disparaging Statements.

7.1           Executive agrees that he shall not make or authorize any disparaging communications with respect to CBRL any member of the Company Group or any of their respective officers, directors or employees, past or present. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Executive from giving testimony pursuant to compulsory process of law. In determining what constitutes “compulsory process of law,” Executive may rely on advice of counsel of his choice and his expense.

7.2           At any time following the Employment Termination Date, CBRL shall not make any disparaging statements, announcements or disclosures, except as may be required by law, of any information detrimental to Executive. The determination whether any disclosure is required by law shall be made by CBRL in its sole discretion.

8.             Business Protection Provisions.

8.1           Preamble. As a material inducement to CBRL to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive gained from his employment with CBRL, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 8 and all sub-sections thereof.

8.2           Definitions. For purposes of this Section 8 and all sub-sections thereof, the following terms shall have the following meanings:

(a)
“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged wholly or in material part in the restaurant business that is the same or similar to that in which CBRL or any of CBRL’s subsidiaries or affiliates (collectively the “CBRL Entities”) is engaged, at the Employment Termination Date, whereby Executive is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw while employed by CBRL.

(b)
“Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential, at the time disclosed to executive.

(c)
“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
“Restricted Period” shall mean the twenty-four (24) month period following the Employment Termination Date;  provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the twenty-four (24) month period following the Employment Termination Date that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 8 or any sub-sections thereof, the purpose of this provision being to secure for the benefit of CBRL the entire Restricted Period being bargained for by CBRL for the restrictions upon Executive’s activities.

(e)	“Territory” shall mean each of the United States of America.

(f)
“Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, the store operating model known as Seat 2 Eat, technical or non-technical data, recipes, formulas, patterns, compilations, programs (e.g., advertising or promotional schedules), devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.

(g)
“Work Product” shall mean all tangible work product (e.g., menus, advertising materials), property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the CBRL Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with CBRL.

8.3           Nondisclosure; Ownership of Proprietary Property.

(a)
In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall never, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)
Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify CBRL of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the CBRL Entities, to the extent reasonably necessary and at the sole expense of the CBRL Entities, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the CBRL Entities. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which CBRL may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

(d)
Executive also recognizes that all writings, illustrations, drawings and other similar materials which embody or otherwise contain Trade Secrets, Confidential Information or Work Product that any CBRL Entity may have produced during his employment or which may have been given to Executive in connection with his employment are the property of CBRL, and it is Executive’s obligation to immediately return any such materials to CBRL.

8.4           Non-Interference With Executives; Non-solicitation of Employees. Executive recognizes and acknowledges that, as a result of his employment by CBRL, he has become familiar with and has acquired knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Executive agrees that, during the twenty-four (24) month period (the “Non-solicitation Period”) following the Employment Termination Date, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the CBRL Entities to end his/her employment with a CBRL Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a CBRL Entity or any policy of any CBRL Entity. Furthermore, neither Executive nor any person acting in concert with Executive (and with Executive’s knowledge) shall, during the Non-solicitation Period, employ any person who has been employee (above unit-level manager) of any CBRL Entity unless that person has ceased to be an employee of the CBRL Entities for at least six (6) months. Executive also shall not communicate in any manner whatsoever, whether directly or indirectly, with any executive employee of a CBRL Entity on the topic of the individual’s employment with a CBRL Entity, his or her plans for employment in the future, or his or her employment with any other entity, other than to say Executive is unable to engage in any such discussions. Executive may request that the restrictions set forth in this Section 8.4 be waived as to any employee whose employment has been involuntarily terminated by CBRL; provided, however, that the decision whether to waive such restriction shall be in CBRL’s sole discretion and shall not be binding upon CBRL unless such waiver is evidenced by a written agreement that has been executed and delivered by, and is legally binding on, CBRL and the Executive, which, if agreed to by CBRL, may also include terms and conditions that CBRL in its sole discretion are reasonably necessary under the circumstances.

8.5           Non-competition. Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the applicable Restricted Period. In the event that the Executive is uncertain as to whether any arrangement or proposed arrangement with any Entity would constitute a prohibited Competitive Position, the Executive shall notify CBRL in writing of such arrangement or proposed arrangement, and CBRL shall, within thirty (30) days following its receipt of such notice, advise the Executive in writing as to whether such arrangement or proposed arrangement would constitute a prohibited Competitive Position. CBRL’s approval of any arrangement or proposed arrangement pursuant to the preceding sentence will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, CBRL and the Executive, which may include terms and conditions that CBRL deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information in accordance with this Agreement, and other terms and conditions that CBRL determines in its sole discretion are reasonably necessary under the circumstances. Also, in the event that it is determined that an Entity with which Executive has an arrangement has, without any knowledge of or participation by the Executive, engaged in any activity that would violate this Section 8.5 had Executive known of or participated in the activity, Executive shall be deemed not to have violated this section 8.5 if Executive, within thirty (30) days after becoming aware of such activity (including should Executive receive thereof from CBRL), severs completely his arrangement with such Entity.

8.6           Standstill. Executive covenants and agrees that, during the Non-solicitation Period, he will not in any manner (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants, or options to acquire any securities) or property (including the stock or assets of any of CBRL’s subsidiaries) of CBRL (other than property transferred in the ordinary course of CBRL’s business), unless such acquisition, agreement, or making of a proposal shall have been expressly first approved by (or in the case of a proposal, expressly first invited by) CBRL’s Board of Directors, (ii) solicit proxies from CBRL’s shareholders or otherwise seek to influence or control the management or policies of CBRL or any of its affiliates or subsidiaries or cooperate, or (iii) assist (including by knowingly providing or arranging financing for that purpose) any other person or Entity in doing any of the foregoing. The Executive will not have violated or be deemed to have violated this Section 8.6 solely as a result of (i) the Executive’s investment in capital stock or other securities of CBRL if listed on a national securities exchange or actively traded in the over-the-counter market if the Executive, the members of the Executive’s immediate family and their respective affiliates and associates together do not, directly or indirectly, hold more than two percent of all such shares of capital stock or other securities issued and outstanding.

8.7           Executive and CBRL recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of CBRL due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with CBRL’s business and the public’s close identification of Executive with CBRL with Executive. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of the foregoing covenant not to compete, Executive will receive a consulting agreement with and other benefits from CBRL in accordance with this Agreement.

9.             Release. On the Employment Termination Date, the Executive and CBRL will execute and deliver a General Release in the form attached hereto as Attachment A.

10.           Remedies; Indemnification of Executive.

(a)
Executive understands and acknowledges that his violation of Section 7.1 or Section 8 or any sub-section thereof would cause irreparable harm to CBRL and CBRL would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting CBRL from pursuing any remedies available to it for any breach or threatened breach of Section 7.1 or Section 8 or any sub-section thereof, including, without limitation, the recovery of actual damages from Executive or any person or entity acting in concert with Executive. CBRL shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive. If any part of Section 7.1 or Section 8 or any sub-section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain provisions in this Agreement are being agreed to by CBRL in reliance upon Executive’s compliance with Sections 7.1 and 8, in the event of a breach by Executive of any of the provisions of Section 7.1 or Section 8 or any sub-sections thereof, damages to CBRL would be difficult to determine and, in the event of such breach by Executive, the Consulting Term shall immediately terminate without any action on the part of CBRL and: (a) CBRL shall be released from its obligation to make any further payments or provide benefits to Executive under Section 3 hereof; (b) CBRL shall be released from its obligations under Section 7.2 hereof, and (c) any Equity Awards shall cease to vest as of the date of such breach, and the unvested portion thereof shall be immediately forfeited and thereafter not be distributed to Executive, or be exercisable by Executive, as applicable. If either CBRL or Executive brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable. Additionally, if Executive breaches any of the provisions of Section 8, the value of any Equity Awards that vested during the Consulting Term that are received by Executive shall be disgorged to CBRL.

(b)
In recognition that certain provisions in this Agreement are being agreed to by Executive in reliance upon CBRL’s compliance with Sections 3 and 7.2, in the event of a breach by CBRL of any of the provisions of Section 3 or any subsections thereof or Section 7.2, Executive will be entitled, at his option, to: (i) a release from his obligations to provide further consulting services under Section 2; (ii) a release from his obligations and restrictions provided for in Section 8; (iii) to the extent permitted by Section 409A of the Code, accelerate the payment of all amounts under Section 3(a); and (iv) to the extent provided for in the Omnibus Plan, accelerate the receipt of and immediately vest any then unvested Equity Awards that would have vested during the Consulting Term; provided, however, that notwithstanding the forgoing, Executive shall not be entitled to the releases set forth in subsections (i) and (ii) above or the acceleration of Equity Awards set forth in subsections (iii) and (iv) unless Executive shall first have given CBRL five (5) days prior notice (which notice shall describe the breach of CBRL) and CBRL shall not cure such breach during said five (5) day period. The foregoing remedies are in addition to and not in lieu of any other contractual, legal, or equitable remedies that may be available to Executive. If either Executive or CBRL brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable.

(c)
CBRL shall defend, hold harmless and indemnify Executive in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a consultant of CBRL during all or any portion of the Consulting Term or provided services to CBRL against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CBRL and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the preceding sentence, no indemnity shall be paid by CBRL: (i) in connection with any proceeding by or in the right of CBRL in which Executive is adjudged liable to CBRL; (ii) if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such indemnity is not lawful; or (iii) in connection with any proceeding charging improper personal benefit to Executive if a final judgment or other final adjudication by a court having jurisdiction in the matter shall determine that such personal benefit was improper.

11.           Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive’s personal or legal representatives, executors and administrators and by CBRL and its successors and assigns. In the event of the death or disability of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall continue to be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive’s estate or personal representative, as the case may be. The effect of the death or disability of the Executive on the Potential Options and the Restricted Shares shall be determined by reference to the terms of the applicable plans and agreements for those matters including, without limitation, the Omnibus Plan.

12.           No Admissions. Neither the execution of this Agreement by CBRL nor the terms hereof constitutes an admission by CBRL, or by any agent or employee of CBRL or the Company Group, of liability or unlawful conduct in any manner.

13.           Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

14.           Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

15.           Advice of Counsel. Executive represents and warrants:

(a)	That he has carefully read this Agreement, and understands its contents, meaning and intent; and

(b)	That, understanding this document, he has freely and voluntarily executed it with the advice of counsel aforesaid, without compulsion, coercion or duress.

16.           Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.

17.           Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.

18.           Legally Binding. The terms of this Agreement contained herein are contractual and not mere recitals.

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will have voluntarily caused the execution of this Agreement as of this day and year written below.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

/s/Terry Maxwell
Terry Maxwell
Date:	Sept. 12, 2011

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/N.B.F. Shoaf
Title:	SVP
Date:	12 Sep 2011

ATTACHMENT A

GENERAL RELEASE

Cracker Barrel Old Country Store, Inc., a Tennessee corporation (“CBRL”), and Terry Maxwell (the “Executive”) enter into this Release (this “Release”) on the 27th day of January, 2012.

WITNESSETH

WHEREAS, CBRL and the Executive are parties to an Agreement dated as of September __, 2011 (the “Consulting Agreement”);

WHEREAS, as a condition to the receipt of certain benefits to be paid following the date of this Release (the “Benefits”) under the Consulting Agreement and in consideration for the execution and delivery of this Release by CBRL, the Executive has agreed to execute and deliver this Release; and

WHEREAS, in consideration for the agreements and covenants of the Executive contained in the Consulting Agreement and the execution and delivery of this Release by the Executive, CBRL has agreed to execute and deliver this Release.

NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1.             The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue or authorize or allow suit to be brought against CBRL or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of CBRL or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and hereby releases and discharges, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to CBRL, including, without limitation, all matters in any way related to the Executive’s employment by CBRL, the terms and conditions thereof, the Retention Agreement (as such term is defined in the Consulting Agreement), any failure to promote the Executive and the termination or cessation of the Executive’s employment with CBRL, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Tennessee Human Rights Act, the Tennessee Employment of the Handicapped Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act of 1963, as amended, Section 409A of the Internal Revenue Code of 1986, as amended or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release CBRL from any obligation (i) contained in the Consulting Agreement or this Release, (ii) to indemnify Executive as required by T.C.A §48-18-507 and CBRL’s bylaws or (iii) with respect to any vested benefit with respect to the Executive pursuant to any employee benefit or equity plan of CBRL other than any severance or retention program or practice. The Executive acknowledges that the consideration offered in connection with the Consulting Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from CBRL or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither CBRL nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Consulting Agreement or in this Release. While this Release does not prevent the Executive from filing a Charge of Discrimination with the United States Equal Employment Opportunity Commission, he hereby waives any claim to damages or personal equitable relief in the event such a Charge is filed by him or on his behalf.

2.             The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

3.             THE EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS THE EXECUTIVE MAY HAVE AS OF THE DATE THE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). THE EXECUTIVE FURTHER AGREES: (A) THAT THE EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTION ACT OF 1990; (B) THAT THE EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE CONSULTING AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH CBRL WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD THE EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS RELEASE; (D) THAT THE EXECUTIVE HAS BEEN ADVISED AND ENCOURAGED IN WRITING BY CBRL TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT CBRL HAS GIVEN THE EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT THE EXECUTIVE REALIZES THAT FOLLOWING THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF THE EXECUTIVE CHOOSES TO SO REVOKE, AND IF THE EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

4.             CBRL hereby releases the Executive from any and all claims, demands or causes of action of any kind that it now has or hereafter may have against the Executive arising out of or related to the Executive’s employment or association with CBRL, with the exception of claims, demands or causes of action arising out of or related to criminal acts, fraud or knowing wrongful conduct, that arise out of or relate to any occurrences prior to the date of this Release; provided, however, that nothing contained in this Release shall apply to, or release the Executive from, any obligation contained in the Consulting Agreement or this Release.

5.             The Consulting Agreement and this Release constitute the entire agreement and understanding between the parties. The Executive has not relied on any oral statements that are not expressly stated in the Consulting Agreement or this Release.

6.             This Release shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.

EXECUTIVE

Terry Maxwell

CRACKER BARREL OLD COUNTRY STORE, INC.

Chief Executive Officer